Exhibit 99.1

Axsome Therapeutics Appoints Nick Pizzie, CPA, MBA, as Chief Financial Officer

NEW YORK, April 19, 2018 (GLOBE NEWSWIRE) — Axsome Therapeutics, Inc. (NASDAQ:AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, today announced the appointment of Nick Pizzie, CPA, MBA, as Chief Financial Officer (CFO), effective May 16, 2018.

“Nick’s diverse financial experience and expertise make him a strong addition to the Axsome team,” said Herriot Tabuteau, MD, Chief Executive Officer of Axsome. “We are excited to have him join and look forward to his contributions as we continue to advance our broad pipeline of late-stage CNS product candidates.”

Prior to joining Axsome, Mr. Pizzie was the Vice President and Chief Financial Officer of Pierre Fabre USA, the U.S. affiliate of Pierre Fabre, a $2.5 billion global pharmaceutical company. Previously, he was Senior Finance Director at Immucor. Prior to Immucor, he held positions of increasing responsibility in finance and accounting at Merck and Pfizer. Mr. Pizzie began his career at Arthur Andersen, where he served as staff auditor. He earned his BS in Accounting, BA in Economics, and MBA in Finance, and Supply Side Logistics, from Rutgers University.

“It is a tremendous opportunity to join Axsome during this acceleration in the company’s growth trajectory,” said Mr. Pizzie. “I look forward to working with the rest of the management team and contributing my skills to help the company achieve its mission of developing differentiated medicines to improve the lives of patients living with CNS disorders.”

Mr. Pizzie will replace John Golubieski, CFO, who submitted his resignation on April 13, 2018, effective May 9, 2018, to pursue other opportunities. “We would like to thank John for his service and contributions to Axsome,” said Dr. Tabuteau.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s product candidate portfolio includes five clinical-stage candidates, AXS-02, AXS-05, AXS-06, AXS-07, and AXS-09. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD) and a Phase 2/3 trial in agitation associated with Alzheimer’s disease (AD). AXS-05 is also being developed for smoking cessation. AXS-02 is currently in a Phase 3 trial in knee osteoarthritis (OA) associated with bone marrow lesions (BMLs) with an additional Phase 3 trial planned in chronic low back pain (CLBP) associated with Modic changes (MCs). AXS-07 is being developed for the acute treatment of migraine. AXS-06 is being developed for the treatment of osteoarthritis and rheumatoid arthritis and for the reduction of the risk of NSAID-associated gastric ulcers. AXS-02, AXS-05, AXS-06, AXS-07, and AXS-09 are investigational drug products not approved by the FDA. For more information, please visit the Company website at www.axsome.com. The Company may occasionally disseminate material, nonpublic information on the Company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for its current product candidates, including statements regarding the timing of initiation, interim analyses and completion of the trials; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, its product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Senior Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com